Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-158735, 333-177822, 333-191993, 333-198787, 333-214285, 333-220895, 333-248629, 333-249904, and 333-260773, Form S-3 Nos. 333-189246, 333-204318, 333-204339, 333-211473, 333-211474, 333-216019, 333-218235, 333-224284, 333-230884, 333-237656, 333-248617, 333-255207, 333-256811, 333-264153, and 333-264270 and Form S-4 No. 333-263511) of Take-Two Interactive Software, Inc. of our reports dated May 16, 2022, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in this Annual Report (Form 10-K) of Take-Two Interactive Software, Inc. for the year ended March 31, 2022.

/s/ Ernst & Young LLP

New York, New York
May 16, 2022